EXHIBIT 99.2
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                                                    August 29, 2005





Board of Directors
IWO Holdings, Inc.
52 Corporate Circle
Albany, NY 12203

Members of the Board of Directors:

         IWO Holdings, Inc. (the "Company"), and Sprint-Nextel Corporation (the "Acquiror"), propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Acquiror will be merged with and into the Company (the "Merger"), with the result that the Company will become a wholly owned subsidiary of the Acquiror. In addition, the Acquiror and certain major shareholders of the Company (the "Stockholders") propose to enter into an agreement under which the Stockholders will agree to vote their shares in favor of the Merger and other terms and conditions outlined therein (the "Stockholders Agreement", together with the Merger Agreement, the "Agreements"). The date and time at which the Merger becomes effective is referred to herein as the "Effective Time". Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by the Acquiror or any direct or indirect subsidiary of the Acquiror or (ii) owned by the Company or any direct or indirect subsidiary of the Company) will be converted into the right to receive $42.50 in cash (the "Merger Consideration").

         You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of shares of Common Stock in the Merger is fair from a financial point of view to the holders of shares of Common Stock other than the Acquiror and its affiliates.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

         (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

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         (3)      Conducted discussions with members of senior management of the
                  Company concerning the matters described in clauses 1 and 2 above;

         (4) Reviewed the Company's affiliation agreements with Sprint Corporation;

         (5) Reviewed the market prices and valuation multiples for shares of Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (6) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

         (7) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

         (8) Participated in certain discussions and negotiations among representatives of the Company, certain major shareholders of the Company and the Acquiror and their financial and legal advisors;

         (9) Reviewed drafts dated August 27, 2005 of the Agreements (including any exhibits and schedules thereto); and

         (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreements will be substantially similar to the last drafts reviewed by us.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that the transactions described in the Agreements will be consummated on the terms set forth therein, without material waiver or modification (regulatory or otherwise).

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         We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction involving the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financing services to the Company and its affiliates and the Acquiror and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the Common Stock and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger. In addition, you have not asked us to address, and this opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock.

         We are not expressing any opinion herein as to the prices at which shares of Common Stock will trade following the announcement of the Merger.

         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger is fair, from a financial point of view, to the holders of shares of Common Stock, other than the Acquiror and its affiliates.

                                        Very truly yours,



                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED



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